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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           AMENDMENT NO. ____________*


                                ASHFORD.COM, INC.
                         -------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         -------------------------------
                         (Title of Class of Securities)

                                    04409310
                               ------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

--------------------------------------------------------------------------------
CUSIP NO:  04409310
--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
          AMAZON.COM, INC.      91-1646860
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)       [ ]
                                                               (B)       [ ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

------------------- ------ -----------------------------------------------------
                    5.     SOLE VOTING POWER

                           707,964
NUMBER OF           ------ -----------------------------------------------------
SHARES              6.     SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   6,698,668
EACH                ------ -----------------------------------------------------
REPORTING           7.     SOLE DISPOSITIVE POWER
PERSON
WITH                       707,964
                    ------ -----------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           6,698,668
------------------- ------ -----------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,406,632
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                       [ ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          16.60%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
--------- ----------------------------------------------------------------------


                               Page 2 of 9 Pages

--------------------------------------------------------------------------------
CUSIP NO:  04409310
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
          AMAZON.COM HOLDINGS, INC. - 91-1986545
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)     [ ]
                                                                 (B)     [ ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
                    5.     SOLE VOTING POWER

                           0
                    ------ -----------------------------------------------------
NUMBER OF           6.     SHARED VOTING POWER
SHARES
BENEFICIALLY               6,698,668
OWNED BY            ------ -----------------------------------------------------
EACH                7.     SOLE DISPOSITIVE POWER
REPORTING
PERSON                     0
WITH                ------ -----------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           6,698,668
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,698,668
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                [ ]

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.25%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------- ----------------------------------------------------------------------


                               Page 3 of 9 Pages

--------------------------------------------------------------------------------
CUSIP NO:  04409310
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

          AMAZON.COM ADVERTISING SERVICES NV, INC. - NOT AVAILABLE
--------- ----------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (A)       [ ]
                                                                  (B)       [ ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Nevada
--------- ----------------------------------------------------------------------
                    5.     SOLE VOTING POWER

                           0
                    ------ -----------------------------------------------------
NUMBER OF           6.     SHARED VOTING POWER
SHARES
BENEFICIALLY               6,698,668
OWNED BY            ------ -----------------------------------------------------
EACH                7.     SOLE DISPOSITIVE POWER
REPORTING
PERSON                     0
WITH                ------ -----------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           6,698,668
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,698,668
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                             [ ]

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          15.25%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
--------- ----------------------------------------------------------------------


                               Page 4 of 9 Pages

ITEM 1
     (a)  NAME OF ISSUER:

        Ashford.com, Inc. ("Ashford.com")

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        3800 Buffalo Speedway, Suite 400
        Houston, TX  77098

ITEM 2

2.1  (a)  NAME OF PERSON FILING:

        Amazon.com, Inc.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        1200 12th Avenue South, Suite 1200
        Seattle, WA  98144

     (c)  CITIZENSHIP:

        Delaware

     (d)  TITLE OF CLASS OF SECURITIES

        Common

     (e)  CUSIP NUMBER:

        04409310

2.2  (a)  NAME OF PERSON FILING:

        Amazon.com Holdings, Inc.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        1200 12th Avenue South, Suite 1200
        Seattle, WA  98144

     (c)  CITIZENSHIP:

        Delaware

     (d)  TITLE OF CLASS OF SECURITIES

        Common

     (e)  CUSIP NUMBER:

        04409310


                               Page 5 of 9 Pages

2.3  (a)  NAME OF PERSON FILING:

        Amazon.com Advertising Services NV, Inc.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        1200 12th Avenue South, Suite 1200
        Seattle, WA  98144

     (c)  CITIZENSHIP:

        Nevada

     (d)  TITLE OF CLASS OF SECURITIES

        Common

     (e)  CUSIP NUMBER:

        04409310


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (U.S.C. 78o).
(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(I)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Section 240.13d-l(b)(l)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940(15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with Section 240.13d-l(b)(l)(ii)(J).

        Not applicable


                               Page 6 of 9 Pages

ITEM 4. OWNERSHIP.


4.1     Amazon.com, Inc. ("Amazon.com")

     (a) Amount beneficially owned: 7,406,632*

     (b) Percent of class:   16.60%

     (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote:                          707,964

        (ii)   Shared power to vote or to direct the vote:                      6,698,668*

        (iii)  Sole power to dispose or to direct the disposition of:             707,964

        (iv)   Shared power to dispose or to direct the disposition of:         6,698,668*

--------------------------------------
*Amazon.com is the indirect beneficial owner of 6,698,668 shares of the common stock of Ashford.com, which shares are held directly by Amazon.com Advertising Services NV, Inc., a Nevada corporation ("Amazon.com Advertising Services"). Amazon.com Advertising Services is a wholly owned subsidiary of Amazon.com Holdings, Inc. ("Amazon.com Holdings"), which, in turn, is a wholly owned subsidiary of Amazon.com.

4.2  Amazon.com Holdings, Inc.

     (a) Amount beneficially owned: 6,698,668**

     (b) Percent of class:   15.25%

     (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote:                              -0-

        (ii)   Shared power to vote or to direct the vote:                      6,698,668

        (iii)  Sole power to dispose or to direct the disposition of:                 -0-

        (iv)   Shared power to dispose or to direct the disposition of:         6,698,668

---------------------------------
**Amazon.com Advertising Services is the shareholder of record for these shares. As noted above, Amazon.com Advertising Services is a wholly owned subsidiary of Amazon.com Holdings, which, in turn, is a wholly owned subsidiary of Amazon.com.

4.3  Amazon.com Advertising Services NV, Inc.

     (a) Amount beneficially owned: 6,698,668

     (b) Percent of class:   15.25%

     (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote:                              -0-

        (ii)   Shared power to vote or to direct the vote:                      6,698,668**

        (iii)  Sole power to dispose or to direct the disposition of:                 -0-

        (iv)   Shared power to dispose or to direct the disposition of:         6,698,668**

---------------------------------
**Amazon.com Advertising Services is the shareholder of record for these shares. As noted above, Amazon.com Advertising Services is a wholly owned subsidiary of Amazon.com Holdings, which, in turn, is a wholly owned subsidiary of Amazon.com.


                               Page 7 of 9 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Amazon.com is the indirect beneficial owner of 6,698,668 shares of the common stock, or approximately 15.25%, of Ashford.com, which shares are held directly by Amazon.com Advertising Services. Amazon.com Holdings is the indirect beneficial owner of 6,698,668 shares of the common stock, or approximately 15.25% of Ashford.com as the sole shareholder of Amazon.com Advertising Services.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                            [Signature Page Follows]


                               Page 8 of 9 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    January 6, 2000
                                    --------------------------------------------
                                                       (Date)

                                    AMAZON.COM, INC.



                                    By: /s/ MARK BRITTO
                                       -----------------------------------------
                                        Mark Britto
                                        Vice President of Strategic Alliances


                                    January 6, 2000
                                    --------------------------------------------
                                                       (Date)

                                    AMAZON.COM ADVERTISING SERVICES
                                    NV, INC.


                                    By: /s/ MICHAEL PERKINS
                                       -----------------------------------------
                                        Michael Perkins
                                        President


                                    January 6, 2000
                                    --------------------------------------------
                                                       (Date)

                                    AMAZON.COM HOLDINGS, INC.



                                    By: /s/ L. MICHELLE WILSON
                                       -----------------------------------------
                                        L. Michelle Wilson
                                        Vice President



                               Page 9 of 9 Pages